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                                                                    EXHIBIT 99.1

SALTON ANNOUNCES RESIGNATION OF DAVID C. SABIN AS CHAIRMAN OF THE BOARD AND DIRECTOR

LAKE FOREST, Ill.--August 24, 2006--Salton, Inc. (NYSE:SFP) announced today that David C. Sabin has decided to retire from his positions as Chairman of the Board and Director of the Company, effective immediately. Mr. Sabin will continue as consultant to the Company for a transition period assisting the Company in its customer relations activities and product development efforts.

Mr. Leonhard Dreimann, Chief Executive Officer, commented: "On behalf of the Board of Directors and employees of Salton, we would like to express our appreciation to David Sabin for his efforts and significant contributions on behalf of the Company over the past 20 years. We are pleased that David has agreed to continue to assist us in maintaining and strengthening our relationships with existing and new customers."

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.